Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
(303) 495-1210
deborah.hileman@emsc.net

EMSC ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

CLINICAL STAFFING SOLUTIONS

Greenwood Village, CO, (November 3, 2006) —Emergency Medical Services Corporation (NYSE: EMS) (“the Company”) announced today that its emergency department management services operation (EmCare) has entered into a definitive agreement to acquire Clinical Staffing Solutions (CSS).  CSS physicians provide hospitalist and specialty unit coverage at 25 programs in 14 hospitals or outpatient facilities in Pennsylvania and New Jersey.

William A. Sanger, EMSC Chairman and CEO said, “We are excited about the addition of CSS to EmCare’s inpatient services division.  Their stellar growth and industry-leading operating margins will help to position EmCare to leverage increasing demand for inpatient management services in hospitals across the country.”

The Company estimates that the acquisition will contribute approximately $16 million in annual net revenues on $23 million of annual gross revenues.  The transaction is expected to close in mid-November.

About Emergency Medical Services Corporation

Under the recognized brands of EmCare® and American Medical Response® (AMR), Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to more than 340 hospitals in 39 states. American Medical Response is  America’s leading provider of ambulance services, with local operations in over 250 communities in 36 states and the District of Columbia. For more information, visit www.emsc.net.

About EmCare, Inc.

EmCare, Inc. and the physician groups operating under the EmCare® brand are leading providers of outsourced emergency department staffing and related management services to healthcare facilities in the United States. In addition, EmCare has become one of the country’s leading providers of hospitalist services. EmCare has more than 340 exclusive contracts with hospitals and independent physician groups to provide emergency department, hospitalist and radiology staffing, management and other administrative services.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

###